                                                                   Exhibit 5.1

[OSBORN MALEDON, P.A. LETTERHEAD]

March 30, 2006

ILX Resorts Incorporated

2111 E. Highland Avenue, Suite 210

Phoenix, AZ 85016

Re:

Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 519,123 additional shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of ILX Resorts Incorporated, an Arizona corporation (the "Company"), to be issued in accordance with the ILX Resorts Incorporated Amended and Restated Dividend Reinvestment Plan (the "Plan").

For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than Arizona.

Based on the foregoing, we are of the opinion that the Shares are duly authorized and, when duly issued and sold in accordance with the Plan, will be legally issued, fully paid, and non-assessable.  For purposes of this opinion, we have assumed that the Shares issued in accordance with the Plan will continue to be duly authorized on the dates of such issuance.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of the Common Stock."

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

Osborn Maledon P.A.

By:

/s/ Christopher S. Stachowiak

Christopher S. Stachowiak

Authorized Representative